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                                                                      Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


                  We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement of the Warburg, Pincus Strategic Global Fixed Income Fund, Inc. on Form N-1A (File No. 333-60693) of our report dated October 22, 1998 on our audit of the financial statements and financial highlights of the BEA Strategic Global Fixed Income Fund, a portfolio of The RBB Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended August 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Statements" and "Independent Accountants and Counsel."





/s/PricewaterhouseCoopers LLP
--------------------------------
   PricewaterhouseCoopers LLP



2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 23, 1998